Exhibit 99.1

Gener8 Maritime, Inc. Announces First Quarter 2017 Financial Results

New York, NY, May 9, 2017 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three months ended March 31, 2017.

Highlights

•                  Recorded net income of $26.9 million, or $0.32 basic and diluted earnings per share, for the three months ended March 31, 2017, compared to $60.9 million, or $0.74 basic and diluted earnings per share for the same period in the prior year.  Recorded adjusted net income of $38.5 million, or $0.46 basic and diluted adjusted earnings per share, for the three months ended March 31, 2017, compared to $64.8 million or $0.78 basic and diluted earnings per share for the same period in the prior year.

•                  Increased vessel operating days by 24.4% to 3,510 in the three months ended March 31, 2017 compared to 2,822 in the same period in the prior year.  Increased full fleet “ECO” operating days to 49% in the three months ended March 31, 2017, compared to 20% in the same period in the prior year.

•                  Took delivery of two “ECO” newbuilding VLCCs, the Gener8 Hector and the Gener8 Ethos during the three months ended March 31, 2017.

•                  Sold the 2003-built VLCC tanker Gener8 Ulysses in February 2017 for net proceeds of $10.2 million after prepaying $20.0 million of associated debt.

•                  Entered into a series of transactions subsequent to the end of the quarter that are expected to increase cash on the balance sheet by more than $82 million.  These include:

•                  Modified the Company’s interest rate swap agreements, which resulted in aggregate net cash proceeds of $18.2 million in April 2017.

•                  Entered into agreements to sell two 2016-built VLCCs, the Gener8 Noble and the Gener8 Theseus, for expected combined gross proceeds of $162 million and expected net cash increase of $61.5 million following prepayment of debt and the release of working capital from the pool.

•                  Entered into agreement to sell the 2002-built Aframax tanker Gener8 Daphne prior to the vessel’s special survey.

“We are pleased that our “ECO” vessels continue to earn a demonstrable premium.  This is a significant competitive advantage for us, particularly as the market enters a somewhat weaker rate environment amplified by growth in the size of the global fleet,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime.  “Subsequent to the end of the quarter, we made a series of important decisions to provide us significant flexibility to manage our business.  The resulting stronger financial platform will serve as a buffer through any extended market downturn and also allow us to be opportunistic going forward.  Importantly, we were able to improve our financial profile without diluting our shareholders.  In the meantime, following the completion of our newbuilding program expected in the third quarter and assuming no further changes to our fleet, the DWT-weighted average age of our fleet will be 4.9 years, and our VLCCs will have an average age of just 2.7 years, giving us the youngest and most modern VLCC fleet among our public company peers.  This is significant as we believe the modernity of our fleet will contribute to competitive operating expenses and ultimately to our profitability.”

Leo Vrondissis, Chief Financial Officer, added, “Our balance sheet was strengthened during the first quarter, primarily as a result of solid operating results and the sale of the 2003-built Gener8 Ulysses, which resulted in net proceeds of $10.2 million.  Subsequent to the first quarter we are expecting to add cash to the balance sheet through a series of transactions which include the re-couponing of our interest rate swaps and entering into agreements to sell three of our vessels which are expected to, on a combined basis, add more than $82 million of cash to our balance sheet.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Rates(1)

	Three Months Ended
	Mar-17	Mar-16
VLCC
Average Spot TCE Rate	$43,143	$60,219
Average Time Charter TC Rate	N/A	$40,654

SUEZMAX
Average Spot TCE Rate	$25,094	$37,337
Average Time Charter TC Rate	N/A	N/A

AFRAMAX
Average Spot TCE Rate	$15,713	$25,035
Average Time Charter TC Rate	N/A	N/A

PANAMAX
Average Spot TCE Rate	$16,595	$19,446
Average Time Charter TC Rate	N/A	N/A

HANDYMAX
Average Spot TCE Rate	N/A	$5,024
Average Time Charter TC Rate	N/A	N/A

FULL FLEET
Average Spot TCE Rate	$34,493	$43,275
Average Time Charter TC Rate	N/A	$40,579
FULL FLEET TCE Rate	$34,493	$43,119

(1)           Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.  Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

First Quarter 2017 Results Summary

The Company recorded net income for the three months ended March 31, 2017 of $26.9 million, or $0.32 basic and diluted earnings per share, compared to net income of $60.9 million, or $0.74 basic and diluted earnings per share, for the prior year period.

Adjusted net income was $38.5 million, or $0.46 basic and diluted adjusted earnings per share, for the three months ended March 31, 2017, compared to adjusted net income of $64.8 million, or $0.78 basic and diluted adjusted income per share, for the prior year period.

Adjusted EBITDA for the three months ended March 31, 2017 was $86.0 million, compared to $87.7 million for the prior year period. Please refer to the tables at the end of this press release for a reconciliation of adjusted net income and adjusted EBITDA to net income.

The average daily spot TCE rates obtained by the Company’s VLCC fleet, including its vessels that were deployed in the Navig8 pools, were $43,143 for the three months ended March 31, 2017. During the three months ended March 31, 2017, the Company’s “ECO” VLCC fleet earned an average daily TCE of $43,965, and the Company’s non-”ECO” VLCC fleet earned an average daily TCE of $39,343.  The average daily TCE rate obtained by the Company on a full-fleet basis was $34,493 during the three months ended March 31, 2017, compared to $43,119 for the prior year period.

Net voyage revenue was $121.1 million for the three months ended March 31, 2017, substantially unchanged as compared to $121.7 million in the prior year period.  A decrease in average daily fleet TCE rate resulted in a decrease in net voyage revenue of approximately $24.3 million for the three months ended March 31, 2017 compared to the prior year period. The decrease in net voyage revenues was partially offset by an increase in the Company’s vessel operating days by 688 days, or 24.4%, to 3,510 days, compared to 2,822 days for prior year period. The increase in the Company’s vessel operating days resulted in an increase in net voyage revenue of approximately $23.7 million for the three months ended March 31, 2017 compared to the prior year period. The increase in the Company’s vessel operating days was primarily the result of the deployment of 12 additional VLCC newbuilding vessels since the end of the prior year period.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs, increased by $4.3 million, or 17.3%, to $28.8 million for the three months ended March 31, 2017 compared to $24.5 million for the prior year period. The increase in direct vessel operating expenses was primarily due to the increase by 8.8 vessels, or by 28.8%, in the average size of the Company’s fleet to 39.5 vessels for the three months ended March 31, 2017, as compared to 30.7 vessels for the prior year period.  The increase in direct vessel operating expenses was partially offset by a decrease in daily direct vessel operating expenses per vessel of $701, or 8.0%, to $8,081 per day for the three months ended March 31, 2017 compared to $8,782 per day for the prior year period, primarily as a result of lower operating costs, including crew cost, repair and maintenance and other costs, associated with the Company’s newly delivered vessels.

Navig8 charterhire expenses of $6.0 thousand for the three months ended March 31, 2017 comprised of profit share adjustments related to the profit share plan for Nave Quasar, a vessel chartered-in by Gener8 Maritime Subsidiary Inc. (formerly known as Navig8 Crude Tankers, Inc.), which became our subsidiary as a result of the 2015 merger. We had $3.3 million of Navig8 charterhire expenses for the prior year period. The time charter under which this vessel had been chartered-in expired, and the vessel was redelivered to its owner, in March 2016.

General and administrative expenses increased by $0.3 million, or 4.2%, to $8.4 million during the three months ended March 31, 2017 compared to $8.1 million for the prior year period.  The increase was primarily due to a net increase in the stock-based compensation expense of $0.6 million during the three months ended March 31, 2017 compared to the prior year period, partially offset by a decrease of $0.3 million in legal expense and other professional fees, primarily associated with the Company’s refinancing activities as well as other matters that occurred in the prior year period.

Depreciation and amortization expenses increased by $10.2 million, or 58.4%, to $27.7 million during the three months ended March 31, 2017 compared to $17.5 million for the prior year period. Depreciation of vessel costs increased by $10.4 million, or 66.7%, to $26.0 million during the three months ended March 31, 2017 compared to $15.6 million for the prior year period. This increase was primarily due to an increase in the Company’s fleet size compared to the prior year period.

Loss on disposal of vessels, net increased by $9.7 million during the three months ended March 31, 2017 compared to $0.1 million for the prior year period, as the Gener8 Daphne and the Gener8 Elektra were moved to assets held for sale.

Net interest expense increased by $12.8 million to $20.1 million for the three months ended March 31, 2017 compared to $7.3 million for the prior year period. The increase was primarily attributable to the decrease in capitalized interest of $8.4 million, or 85.7%, to $1.4 million compared to $9.8 million for the prior year period related to the capitalization of interest expense associated with vessels under construction as a result of the funding of the acquisition of the Company’s VLCC newbuildings. Capitalized interest results in a reduction of interest expense, net. The Company does not capitalize interest expense associated with the funding of the Company’s VLCC newbuildings after delivery of the vessels. Contributing to the increase in interest expense, net during the three months ended March 31, 2017, was an increase in interest expense associated with the Company’s credit facilities of $4.0 million, or 48.6%, to $12.4 million compared to $8.4 million for the prior year period due to the increase in outstanding borrowings under the Company’s credit facilities and senior notes. The Company’s outstanding borrowings under its credit facilities and senior notes were $1.6 billion and $1.2 billion as of March 31, 2017 and 2016, respectively. In addition, in May 2016, the Company entered into six interest rate swap transactions that effectively fix the interest rate on a portion of its outstanding variable rate debt to a range of fixed rates. During the three months ended March 31, 2017, the Company recorded $0.8 million related to interest rate swaps settlements as interest expense, net.

Also contributing to the increase in interest expense, net was an increases in amortization of deferred financing costs of $0.7 million, or 30.0%, to $3.2 million for the three months ended March 31, 2017 compared to $2.4 million for the prior year period. These increases in interest expense, net was partially offset by a decrease in commitment fees of $1.6 million, or 85.7% to $0.3 million for the three months ended March 31, 2017 compared to $1.9 million for prior year period.

The Company incurred these additional deferred financing costs and commitment fees in connection with its entry into the refinancing credit facility, which refinanced its former senior secured credit facilities, and the Amended Sinosure Credit Facility and the Korean Export Credit Facility, which it has used to fund a portion of the installment payments due under the its VLCC newbuildings contracts.

During the three months ended March 31, 2017, the Company’s interest rate swap agreements were highly effective; the Company recognized $0.7 million of earnings, as other (expense) income, net, related to the impact of its interest rate swap agreements.

As of March 31, 2017, the Company’s cash balance was $143.4 million, compared to $94.7 million as of December 31, 2016. As of March 31, 2017, the Company’s total debt was $1.6 billion and net debt was $1.4 billion.

As of March 31, 2017, there were 82,960,194 shares of the Company’s common stock outstanding.

Gener8 Maritime Fleet Profile (as of May 9, 2017)

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment

1	VLCC	Gener8 Ethos	298,991	2017	VL8 Pool
2	VLCC	Gener8 Hector	297,363	2017	VL8 Pool
3	VLCC	Gener8 Theseus	299,392	2016	VL8 Pool
4	VLCC	Gener8 Noble	298,991	2016	VL8 Pool
5	VLCC	Gener8 Miltiades	301,038	2016	VL8 Pool
6	VLCC	Gener8 Oceanus	299,011	2016	VL8 Pool
7	VLCC	Gener8 Perseus	299,392	2016	VL8 Pool
8	VLCC	Gener8 Macedon	298,991	2016	VL8 Pool
9	VLCC	Gener8 Chiotis	300,973	2016	VL8 Pool
10	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
11	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
12	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
13	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
14	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
15	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
16	VLCC	Gener8 Success	300,932	2016	VL8 Pool
17	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
18	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
19	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
20	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
21	VLCC	Genmar Zeus	318,325	2010	VL8 Pool
22	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
23	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
24	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
25	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
26	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
27	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
28	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
29	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
30	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
31	Suezmax	Gener8 Orion	159,992	2002	Suez8 Pool
32	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
33	Suezmax	Gener8 Horn	159,475	1999	Suez8 Pool
34	Suezmax	Gener8 Phoenix	153,015	1999	Suez8 Pool
35	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
36	Aframax	Gener8 Daphne	106,560	2002	V8 Pool
37	Aframax	Gener8 Elektra	106,560	2002	V8 Pool
38	Aframax	Gener8 Defiance	105,538	2002	V8 Pool
39	Panamax	Gener8 Companion	72,749	2004	Spot
40	Panamax	Genmar Compatriot	72,749	2004	Spot
	Vessels on the Water Total		9,369,538

Newbuildings

	Type	Vessel Name	DWT	Yard	Delivery Date
1	VLCC	Gener8 Nestor	300,000	HAN	Aug-17

Financial Information

Consolidated Statements of Operations for the Three Months ended March 31, 2017 and March 31, 2016

	For the Three Months
	Ended March 31,
(Dollars in thousands, except per share data)	2017	2016
VOYAGE REVENUES:
Navig8 pool revenues	$118,369	$113,031
Time charter revenues	—	7,231
Spot charter revenues	4,647	3,782
Total voyage revenues	123,016	124,044
Voyage expenses	1,960	2,357
Net voyage revenues	121,056	121,687

OPERATING EXPENSES:
Direct vessel operating expenses	28,762	24,529
Navig8 charterhire expenses	6	3,270
General and administrative	8,426	8,088
Depreciation and amortization	27,694	17,481
Loss on disposal of vessels, net	9,843	135
Total operating expenses	74,731	53,503

OPERATING (LOSS) INCOME	$46,325	$68,184

OTHER EXPENSES:
Interest expense, net	(20,051)	(7,295)
Other financing costs	(52)	(2)
Other income (expense), net	642	(29)
Total other expenses	(19,461)	(7,326)
NET (LOSS) INCOME	$26,864	$60,858

(LOSS) INCOME PER COMMON SHARE
Basic	$0.32	$0.74
Diluted	$0.32	$0.74

Selected Balance Sheet Data

BALANCE SHEET DATA, at end of period	March 31,	December 31,
(Dollars in thousands)	2017	2016
Cash & cash equivalents	$143,366	$94,681
Current assets, including cash	249,278	215,285
Total assets	3,064,857	2,992,669
Current liabilities, incl. current portion of LTD	194,643	216,566
Current portion of LTD	172,139	181,023
Total LTD, incl. current portion, excl. discount	1,635,329	1,581,951
Shareholders’ equity	1,467,375	1,437,411

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time and other items, as well as commitment fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of the Company’s operating performance or liquidity required by GAAP. The Company’s presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income is intended to supplement investors’ understanding of its operating performance by providing information regarding its ongoing performance that exclude items the Company believes do not directly affect its core operations and enhancing the comparability of its ongoing performance across periods. The Company presents Adjusted EBITDA and Adjusted Net Income in addition to EBITDA and Net Income because Adjusted EBITDA and Adjusted Net Income eliminate the impact of additional non-cash, one-time and other items not associated with the ongoing performance of its core operations, including charges associated with stock-based compensation, gains and losses on the sale of vessels and costs associated with its financing activities, that the Company believes further reduce the comparability of the ongoing performance of its core operations across periods. The Company’s management considers EBITDA, Adjusted EBITDA and Adjusted Net Income to be useful to investors because such performance measures provide information regarding the profitability of its core operations and facilitate comparison of its operating performance to the operating performance of the Company’s peers. Additionally, the Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. While the Company believes these measures are useful to investors, the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to similar measures used by other companies. In addition, these definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments.

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended
	Mar-17	Mar-16
Net (Loss) Income	$26,864	$60,858
+ Stock-based compensation expense	2,077	1,428
+ Loss on disposal of vessels, net	9,843	135
+ Other financing costs	52	2
+ Professional fees related to interest rate swaps	260	—
+ Commitment Fees	275	1,933
+ Impact of interest rate swaps fair value	(662)	—
+ Non-cash G&A expenses, excluding stock-based compensation (1)	(223)	462
Net (Loss) Income, adjusted	$38,486	$64,818

Weighted average shares outstanding, basic, in thousands	82,960	82,680
Weighted average shares outstanding, diluted, in thousands	82,991	82,680

Basic net (loss) income per share, adjusted	$0.46	$0.78
Diluted net (loss) income per share, adjusted	$0.46	$0.78

	Three Months Ended
	Mar-17	Mar-16
Net (Loss) Income	$26,864	$60,858
+ Interest expense, net	20,051	7,295
+ Depreciation and amortization	27,694	17,481
EBITDA	$74,609	$85,634

+ Stock-based compensation expense	2,077	1,428
+ Loss on disposal of vessels, net	9,843	135
+ Other financing costs	52	2
+ Professional fees related to interest rate swaps	260	—
+ Impact of interest rate swaps fair value	(662)	—
+ Non-cash G&A expenses, excluding stock-based compensation (1)	(223)	462
EBITDA, adjusted	$85,956	$87,661

(1) Non-cash G&A expenses, excluding stock-based compensation expense, include accounts receivable reserves (including revenue offsets), amortization of lease assets that were recorded in connection with fresh start accounting and amortization of straight line rent expense.

Net debt represents total debt less cash, discounts and deferred financing costs.  Net debt is included is this presentation because it is used by management and certain investors as a measure of the Company’s overall liquidity, financial flexibility and leverage. Furthermore, certain investors, creditors, and credit analysts monitor the Company’s net debt as part of their assessments of its business.  Net debt is not recognized by GAAP, and should not be considered in isolation or used as alternatives financial condition or liquidity required by GAAP. In particular, the Company typically needs a portion of its cash for purposes other than debt reduction. The deduction of these items from total debt in the calculation of net debt should thus not be understood to mean that any of these items are available exclusively for debt reduction at any given time.

Long-term debt reconciliation table

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

	March 31,	December 31,
Reconciliation of total long-term debt	2017	2016
Long-term debt	$1,463,190	$1,400,928
Current portion of long-term debt	172,139	181,023
Total long-term debt, incl. current portion, excl. discount and deferred financing costs	$1,635,329	$1,581,951

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days

	Three Months Ended
(Dollars in thousands, except Operating Days data)	Mar-17	Mar-16
VLCC
ECO Fleet Net Voyage Revenue (1)	$75,776	$35,195
ECO Fleet Operating Days (1)	1,724	560
Non-ECO Fleet Net Voyage Revenue (1)	$14,675	$29,844
Non-ECO Fleet Operating Days (1)	373	520
Spot Charter & Navig8 Pool Net Voyage Revenues	$90,451	$65,039
Spot Charter & Navig8 Pool Operating Days	2,097	1,080
Time Charter Revenue	$—	$7,143
Time Charter Operating Days	—	176
SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$22,071	$36,777
Spot Charter & Navig8 Pool Operating Days	880	984
Time Charter Revenue	$—	$—
Time Charter Operating Days	—	—
AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$5,656	$9,037
Spot Charter & Navig8 Pool Operating Days	360	361
PANAMAX
Spot Charter Revenue	$2,879	$3,481
Spot Operating Days	173	179
HANDYMAX
Spot Charter Revenue	$—	$211
Spot Operating Days	—	42

Gener8 Maritime Full Fleet Net Voyage Revenues

	Three Months Ended
(Dollars in thousands)	Mar-17	Mar-16
Total Voyage Revenues	$123,016	$124,044
Total Voyage Expenses	1,960	2,357
Total Net Voyage Revenues	$121,058	$121,687

(1) Includes all spot voyages for the Company’s vessels, including those that were in the Navig8 Pools.

Conference Call Information

A conference call to discuss the results will be held today, May 9, 2017 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-844-802-2435, or for international callers, 1-412-317-5128, and requesting to be joined into the Gener8 Maritime call.  A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10106521. The replay will be available until May 16, 2017.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of May 9, 2017, Gener8 Maritime has a fleet of 41 wholly-owned vessels comprised of 25 VLCCs, including one newbuilding, 10 Suezmaxes, four Aframaxes, and two Panamax tankers.  On a fully-delivered basis, Gener8 Maritime’s fleet has a total carrying capacity of approximately 9.7 million deadweight tons (“DWT”) and an average age of less than 5 years on a DWT basis. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the significant customers of the Company’s or of the commercial pools in which the Company participates; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, shipyards, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates; (vii) changes in demand for the Company’s services; (viii) a material decline or prolonged weakness in rates in the tanker market; (ix) changes in production of or demand for oil and petroleum products, generally or in particular regions; (x) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (xi) adverse weather and natural disasters, acts of piracy, terrorist attacks and international hostilities and instability; (xii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xiii) actions taken by regulatory authorities; (xiv) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xv) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xvi) any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery; (xvii) the highly cyclical nature of the oil-shipping industry; (xviii) changes in the typical seasonal variations in tanker charter rates; (xix) changes in the cost of other modes of oil transportation; (xx) changes in oil transportation technology; (xxi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xxii)

changes in general political conditions; (xxiii) the adequacy of insurance to cover the Company’s losses, including in connection with maritime accidents or spill events; (xxiv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xxv) changes in the itineraries of the Company’s vessels; (xxvi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxvii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire or sell vessels and borrow under its existing financing arrangements; (xxviii) the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future; (xxix) financial market conditions; (xxx) sourcing, completion and funding of financing on acceptable terms; (xxxi) the Company’s ability to generate sufficient cash to service its indebtedness and comply with the covenants and conditions under the Company’s debt obligations; (xxxii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; (xxxiii) the failure to obtain consent from the Company’s lenders to amend the Korean Export Credit Facility to extend the period in which it is permitted to borrow under this facility through September 30, 2017, in connection with the delivery of its remaining VLCC newbuilding; and (xxxiv) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com